Exhibit 2.28

AMENDED AND RESTATED

HOTEL LEASE

For that certain property

described herein

located at 115 and 155 East Tropicana Avenue

Las Vegas, Nevada

by and between

155 East Tropicana, LLC

as landlord

and

Eastern & Western Hotel Corporation

as tenant

dated

March 9, 2005

TABLE OF CONTENTS

SECTION 1 DEMISE, TERM AND DEFINED TERMS
1.1	Demise
1.2	Lease Term
1.3	Entry
1.4	Defined Terms
Affiliates
Business Day
Commencement Date
Default Interest Rate
Encumbrance
Environmental Laws
Fixtures
Gaming Assets
Governmental and Regulatory Authority
Hazardous Substance
Hooters Renovation
Hotel Lease
Hotel Lease Term
Hotel Repairs
Indenture
JVA
Knowledge
Landlord
Landlord Event of Default
Landlord Parties
Laws
Losses
Minimum Rent
Nevada Gaming Authorities
Notes
Note Trustee
Operating Agreement
Parties
Person
Tenant
Tenant Event of Default
Tenant Parties
Termination Date
Trade Fixtures

i

SECTION 2 INVENTORY/OPERATING SUPPLIES/STOCK-IN-TRADE

SECTION 3 RENT

SECTION 4 USE; OPERATION; MAINTENANCE; ALTERATIONS; MECHANICS’ LIENS
4.1	Use
4.2	Tenant’s Alterations and Repairs
4.3	Mechanics’ Liens
4.4	Landlord’s Rights and Obligations Regarding Alterations and Improvements
4.5	Permitted Use
4.6	Tenant’s Employees
4.7	Compliance With Law
4.8	Intellectual Property and Advertisements
4.9	Expenditures by Landlord
4.10	Contracts
4.11	Inspection of Records
4.12	Future Bookings
4.13	Condition and Maintenance of Resort

SECTION 5 UTILITIES
5.1	Utilities
5.2	Landlord services

SECTION 6 INDEMNITY AND RELEASE
6.1	Tenant Indemnification
6.2	Hazardous Material
6.3	Limitations on Liability
6.4	Landlord Indemnification

SECTION 7 INSURANCE
7.1	Tenant’s Insurance
7.2	Tenant’s Property Insurance
7.3	Business Interruption
7.4	Worker’s Compensation
7.5	Policy Requirements
7.6	Hazardous Activities
7.7	Waiver of Subrogation
7.8	Coverage
7.9	Additional Coverages

SECTION 8 TAXES
8.1	Taxes on Hotel and Entertainment Taxes

8.2	Payment of Taxes
8.3	Proration
8.4	Other Taxes

SECTION 9 CONDEMNATION OR EMINENT DOMAIN
9.1	Award
9.2	Taking
9.3	Deed-in-Lieu

SECTION 10 DESTRUCTION OF PREMISES
10.1	Termination by Landlord
10.2	Damage by Tenant
10.3	Damage to Hotel
10.4	Repair Obligations
10.5	Insurance Proceeds

SECTION 11 ASSIGNMENT AND SUBLETTING

SECTION 12 EVENTS OF DEFAULT AND REMEDIES
12.1	Tenant Event of Default
12.2	Remedies Upon Tenant Default
12.3	Landlord Event of Default
12.4	Remedies Upon Landlord Default
12.5	Late Payments
12.6	No Waiver

SECTION 13 TERMINATION
13.1	Termination
13.2	No Transfer
13.3	Bankruptcy

SECTION 14 LANDLORD TRANSFER / SUBORDINATION AND ATTORNMENT
14.1	Subordination
14.2	Attornment
14.3	Landlord’s Transfer

SECTION 15 DISPUTE RESOLUTION

SECTION 16 MISCELLANEOUS
16.1	Governing Law
16.2	Severability
16.3	Construction
16.4	Captions

16.5	Notices
16.6	Successors in Interest
16.7	No Merger
16.8	Attorneys’ Fees
16.9	Counterparts
16.10	Integration
16.11	Amendments
16.12	Estoppel Certificates
16.13	Force Majeure

AMENDED AND RESTATED HOTEL LEASE

THIS AMENDED AND RESTATED HOTEL LEASE (“Hotel Lease”) is made and entered into as of March 9, 2005, by and between 155 East Tropicana, LLC, a Nevada limited liability company (“Landlord”), and Eastern & Western Hotel Corporation, a Nevada corporation (“Tenant”).

RECITALS

A.                                   Landlord and Tenant entered into that certain Hotel Lease dated July 30, 2004 (“Original Hotel Lease”).

B.                                     In consideration of the Renovation Financing (as defined in the Hotel Lease) Landlord and Tenant desire to amend the Hotel Lease as set forth in this Amendment.

C.                                     Concurrently with the execution of the Original Casino Lease, and pursuant to that certain Joint Venture Agreement dated June 29, 2004 (the “Original JVA”), by and among Tenant, I and P Corporation, a Nevada corporation and Florida Hooters LLC, a Nevada limited liability company (“Florida Hooters”), as such Original JVA was amended and restated on or about the date hereof by Florida Hooters and EW Common, LLC, a Nevada limited liability company (as amended and restated, the “JVA”), Tenant is contributing to Landlord that certain resort hotel and all restaurants therein and other facilities, related assets and real and personal property used in connection therewith (excluding all Gaming Assets), commonly known as the San Remo Las Vegas Casino Resort and located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada (the “Resort”).  Pursuant to the Hotel Lease, Tenant desires to lease from Landlord, to be operated as a resort / hotel, all of the non-Casino portions of the Resort, including, without limitation that certain convention center and related amenities and facilities located at 155 East Tropicana Boulevard. (the “Hotel”).   Pursuant to a lease agreement (“Casino Lease”) to be executed by and between Landlord and Tenant concurrent with the execution of this Hotel Lease, Tenant will lease from Landlord the Casino portion of the Resort.  The “Casino” portions of the Resort shall mean the portion of the Resort containing the showroom, gaming and liquor servicing areas of the Resort, including, without limitation, the areas of the Resort containing and immediately adjacent the slot machines, video machines, all gaming devices, table games, poker room, keno area, baccarat areas, and any other areas which are subject to direct supervision by the Nevada Gaming Authorities, together with all surveillance areas, counting rooms, cashier cages and other areas ancillary to casino gaming.

D.                                    Tenant is a member of Landlord pursuant to that certain Operating Agreement of Landlord dated 29, 2004 and as amended and restated as of  March 9, 2005 (as amended and restated, the “Operating Agreement”), pursuant to which Landlord shall operate the Resort.

E.                                      Capitalized terms used herein and not otherwise defined shall have the meaning given in the JVA or the Operating Agreement as the case may be.

F.                                      On the terms and subject to the conditions herein contained, Landlord will lease to Tenant, and Tenant will lease from Landlord, the Hotel.

SECTION 1

DEMISE, TERM AND DEFINED TERMS

1.1                                 Demise.  Landlord hereby leases the entire Hotel to Tenant.

1.2                                 Lease Term.  The term of this Hotel Lease (the “Hotel Lease Term”) shall commence on the Commencement Date and shall end (the “Termination Time”) on the earlier to occur of (i) the date on which none of the Notes are outstanding, or (ii) the last day of the month in which Landlord receives of all licenses from the Governmental and Regulatory Authorities to conduct gaming and liquor sales at the Resort, unless terminated pursuant to this Hotel Lease, or as set forth in the JVA or the Operating Agreement, in each case subject to the terms of the Indenture (the actual date on which this Hotel Lease is terminated as described in this sentence, the “Termination Date”). The Hotel Lease and the Casino Lease shall be co-terminus.  The Hotel Lease Term may be extended by a written agreement of Landlord and Tenant.  For the avoidance of doubt, so long as the Indenture is in effect and any of the Notes are outstanding, the rights, obligations and remedies of Landlord under this Hotel Lease shall be subject to the Indenture.

1.3                                 Entry.  Landlord may enter the Hotel at any reasonable time to (i) inspect the Hotel, (ii) determine whether Tenant is complying with all its obligations hereunder, and (iii) to the extent allowable by this Hotel Lease, to make Hotel Repairs.  In no event shall Landlord have access to any area for which access is restricted in accordance with Nevada Gaming Laws, except pursuant to such laws.

1.4                                 Defined Terms.

“Affiliates” shall mean a person who directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with the person specified.

“Business Day” shall mean a day on which banks are open for business in Las Vegas, Nevada.

“Commencement Date” shall mean the First Closing Date as such term is defined in the JVA.

“Default Interest Rate” shall mean rate of ten percent (10%) per annum.

“Encumbrance” shall mean any security interest, lien, pledge, charge, hypothecation or any other encumbrance of whatever nature.

“Environmental Laws” shall be all those laws, statutes, regulations, ordinances and rules as set forth in or referred to in the definition of Hazardous Substances herein.

“Fixtures” shall mean tangible items affixed to the Hotel in such a manner that the removal of same from the Hotel would cause, leave or in any manner achieve a material injury to the Hotel, and without limiting the foregoing, lighting fixtures, bulbs and tubes and all partitions, whether removable or not, shall be deemed to be included within this definition of Fixtures and part of the Hotel.

“Gaming Assets” shall mean all of Tenant’s gaming assets consisting of all rights, properties and businesses which directly or indirectly comprise, are used in, or relate to Tenant’s casino business, including, without limitation, the furniture, fixtures, gaming devices, and all warranties applicable thereto, equipment, inventory, appliances, tools, trade name, goodwill, telephone number, credit files, computer records, financial statements, gaming tax returns, customer lists, all related accounting files, all computer hardware, software, and all other personal property, tangible or intangible, owned by Tenant and used directly or indirectly in ownership, operation and maintenance thereof.

“Governmental and Regulatory Authority” means the Nevada Gaming Authorities, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Substance” shall mean those substances, chemicals and mixtures as may be defined as “hazardous substances,” “hazardous materials,” “toxic substances,” “imminently hazardous chemical substance or mixture,” “pesticide,” “heavy metal,” “hazardous air pollutant,” “toxic pollutant, “ “toxic waste,” “pollutant,” “regulated substance,” “asbestos,” “asbestos containing material,” “solid waste,” “hazardous waste,” “medical waste,” or “radioactive waste” in the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., as now or hereafter amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq. as now or hereafter amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 5901 et seq., as now or hereafter amended, the Federal Hazardous

Substances Act, 15 U.S.C. Sec. 1261 et seq., as now or hereafter amended, the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Sec. 7401, et seq., as now or hereafter amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sec. 136 et seq., as now or hereafter amended, the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Sec. 11001 et seq. as now or hereafter amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. Sec. 651 et seq., as now or hereafter amended (“OSHA”), the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq., as now or hereafter amended, the statutes of the State of Nevada found currently at ch. 444, 445, 459, 477, 590, 618 or in the Uniform Fire Code, 1991 edition and the rules, orders and regulations now in effect or promulgated and effective hereafter pursuant to each respective law listed above as well as such other substances, materials and wastes which are regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state or local laws or regulations.

“Hooters Renovation” shall mean the renovation work to be done in, on and at the Hotel/Casino in order to re-theme and renovate the Resort into a “Hooters Casino Hotel”.

“Hotel” shall have the meaning given to it in Recital A of this Hotel Lease.

“Hotel Lease” shall have the meaning as set forth in the first paragraph of this instrument.

“Hotel Lease Term” shall have the meaning given to it in Section 1.2 of this Hotel Lease.

“Hotel Repairs” shall mean any such repairs, alterations, additions, improvements, remodeling, renovations, renewals and replacements to or of the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing, vertical transportation and other elements of the Hotel or any other part of the Hotel or any equipment or improvements not in any way related to the Hooters Renovation.

“Indenture” means the indenture of other agreement governing the Notes.

“JVA” shall have the meaning set forth in Recital A of this Hotel Lease.

“Knowledge” shall mean with respect to any Person, the actual knowledge of such Person’s directors, officers, executives, and other employees or agents granted decision-making authority for such Person sufficient to bind contractually such Person to third Persons.

“LET” shall have the meaning given to it in Section 8.1 of this Hotel Lease.

“Landlord” shall mean 155 East Tropicana, LLC, a Nevada limited liability company.

“Landlord Event of Default” shall mean those events described in Section 12.3 as well as those other items designated as Landlord Events of Default throughout this Hotel Lease.

“Landlord Parties” shall mean Landlord, Landlord’s Affiliates, directors, officers, employees, agents, representatives, successors and assigns.

“Laws” shall mean the Environmental Laws, OSHA as it applies generally to the workplace, as well as all federal, state and local laws, rules, regulations, and ordinances regarding equal employment opportunity, sexual harassment, business licensing, food and liquor services, restaurant services and all other laws relating primarily to the business of the Hotel.

“Losses” shall mean all claims, injuries, charges, damages, costs, fees (including, without limitation, reasonable attorneys’, accountants’, investigators’, experts’ and other professional fees), liabilities, fines, penalties, assessments, expenses and other losses.

“Minimum Rent” shall have the meaning given to it in Section 3.1.

“Nevada Gaming Authorities” means the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board, or any governmental agency of the State of Nevada or its political subdivisions that succeeds to the functions of such agencies.

“Notes” means the senior secured notes due 2012 issued by Landlord, as they may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

“Note Trustee” means the trustee for the Notes or other collateral agent for the Notes under the Indenture.

“Operating Agreement” shall have the meaning given to it in Recital B.

“Parties” shall mean Tenant and Landlord.

“Person” or “Persons” shall mean any natural person, corporation, limited liability company, partnership, limited partnership, limited liability partnership, association, organization or any other entity of whatsoever nature.

“Tenant” shall mean Eastern & Western Hotel Corporation, a Nevada corporation.

“Tenant Event of Default” shall mean those events as described in Section 12.1 as well as those other items designated as Tenant Events of Default throughout this Hotel Lease.

“Tenant Parties” shall mean Tenant, Tenant’s concessionaires licensees, sublessees or assignees, (whether or not authorized pursuant to the provisions of this Hotel Lease), Affiliates, directors, officers, employees, agents, representatives and any other Person permitted by Tenant to conduct business or other activities from, on or about the Hotel.

“Termination Date” shall have the meaning set forth in Section 1.2 of this Hotel Lease.

“Trade Fixtures” are those items present in or on the Hotel which were installed or placed by Tenant Parties and which are readily removable from the Hotel without material injury to the Hotel.

SECTION 2

INVENTORY/OPERATING SUPPLIES/STOCK-IN-TRADE

Tenant shall provide the initial operating inventory, supplies and consumable goods to be used in the operation of the Hotel from the inventory as of the Commencement Date.  At all times during the Hotel Lease Term, Tenant shall replace and restock Inventory with items used in the ordinary course of the operation of the Hotel.  Any Inventory remaining on the Termination Date shall be transferred to Landlord.

SECTION 3

RENT

Tenant shall pay Landlord rent for the Hotel in the amount equal to Two Hundred Fifty Thousand Dollars ($250,000) per month (“Minimum Rent”), plus one hundred percent (100%) of all revenues received from the operation of the Hotel, less only the actual operational expenses (including the Minimum Rent) and working capital reserves determined and agreed upon by Landlord and Tenant on a monthly basis, or as may be set forth in a budget agreed upon by Landlord and Tenant on the date hereof as such budget may be revised by Landlord and Tenant during the Hotel Lease Term (collectively, “Percentage Rent” and when the Percentage Rent is taken together with Minimum Rent, the “Rent”).   Rent shall be due and owing from the Commencement Date through the Termination Date of this Hotel Lease.  Minimum Rent shall be paid current each month on the first (1st) day of the month.  Percentage Rent shall be paid in arrears on the first (1st) of each month.  Any partial month shall be pro-rated based on a thirty-day month.   Any rent due hereunder shall be paid to Landlord in lawful money of the United States of America and at the address of Landlord set forth below, or to such other person or at such other place as Landlord may from time to time designate to Tenant in writing.

SECTION 4

USE; OPERATION; MAINTENANCE; ALTERATIONS; MECHANICS’ LIENS

4.1                                 Use.  Tenant shall use the Hotel only for those purposes allowed under Title 30 of the Clark County Code in a “resort hotel.” Subject to such closure(s) of all or a part of the Hotel as from time to time may be necessary to make repairs, replacements, restorations or improvements required or permitted by this Hotel Lease or the Hooters Renovation, Tenant shall operate the Hotel and shall keep the Hotel open for business continuously 24 hours a day, 365 days per year.  Tenant shall carry on the business of the Hotel in compliance with all Laws having jurisdiction over the Hotel, provided that in no event shall Tenant be required to make any capital improvement or alteration.  Without limiting the generality of the foregoing, Tenant at its cost shall obtain and maintain any and all such business licenses and permits as are required by applicable Laws in connection with operation of the Hotel.

4.2                                 Tenant’s Alterations and Repairs.  Tenant shall not make any additions or changes to the Hotel without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.  Any alterations made by Tenant pursuant to this Section 4.2 shall remain on and be surrendered with the Hotel on expiration or earlier termination of the Hotel Lease.  Tenant shall, at all times during the Hotel Lease Term, and at its sole cost and expense, keep the Hotel and maintain or cause the Hotel to be kept and maintained in good repair and condition, and shall use all necessary precaution to prevent waste, damage or injury.   Tenant shall not cause or permit the Hotel or any activities conducted thereon to be in violation of any Law.   Before Tenant commences any alterations or any work whatsoever on the Hotel during the Hotel Lease Term, Tenant shall give Landlord at least ten (10) days written notice to provide Landlord with the opportunity of recording a notice of non-responsibility for such work.

4.3                                 Mechanics’ Liens.  Tenant shall pay all costs of construction done by or for Tenant on the Hotel as permitted by this Hotel Lease.  Tenant shall keep the Hotel free and clear of any mechanics’ lien resulting from any such construction; provided, however, that Tenant shall have the right to contest the correctness or validity of any such lien if, promptly on demand of Landlord, Tenant procures a bond and secures the release of the lien.

4.4                                 Landlord’s Rights and Obligations Regarding Alterations and Improvements.   Landlord shall not be required to furnish any services or facilities or to make any improvements, repairs, replacements or alterations in or to the Hotel during the Hotel Lease Term.   However, Landlord may, at its sole cost and expense, make or cause to be made any Hotel Repairs as Landlord may deem necessary or advisable.  Landlord must give Tenant prior written notice of Landlord’s intention to undertake the Hotel Repairs at least fifteen (15) days prior to undertaking such Hotel Repairs, except in the case of an emergency in which case no notice or such notice (which may be telephonic) as may be reasonably practicable shall be required. The Hotel Repairs must comply with all applicable Laws.  Landlord shall cause any such Hotel Repairs to be made in such manner as to interfere as little as practically possible with the conduct of Tenant’s business at the Hotel.

Notwithstanding anything in this Hotel Lease to the contrary, and subject to the Operating Agreement and JVA,  Landlord  has the right to commence the Hooters Renovation, and in the performance thereof remove, alter, improve or rebuild the lobby, facilities, apparatus, machinery, equipment and all public and rentable areas of the Resort, including, without limitation, all areas surrounding and abutting the Hotel, as the same may from time to time be constituted, or any part or parts thereof, and Landlord shall not be liable to Tenant for any Losses resulting from any work so done.

4.5                                 Permitted Use.  The Hotel is leased to Tenant solely to be operated as a resort/hotel.   Tenant shall not operate a similar business at any other Clark County, Nevada location, including any location within a hotel and/or casino property during the Hotel Lease Term.

4.6                                 Tenant’s Employees.  Tenant shall be responsible for all salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to its employees and for worker’s compensation coverage with respect thereto pursuant to applicable law. Tenant’s employees shall not be entitled to participate in, or to receive, any of Landlord’s employee benefit or welfare plans, nor shall they be deemed agents of Landlord for purposes of this Hotel Lease. Landlord shall have no control over Tenant’s employment practices except as specifically provided herein. Tenant shall be responsible for verifying its employees’ work authorizations under federal law, including any necessary employment verification process under the Immigration Reform and Control Act of 1986, as amended, before such employees perform services at the Hotel.

4.7                                 Compliance With Law.  Tenant shall at all times during the Hotel Lease Term comply with all Laws, other federal, state and local governmental rules, regulations, ordinances, statutes, Laws, and the orders and regulations of the Insurance Services Office and the National Board of Fire Underwriters or any other body now or hereafter exercising similar functions, now or hereafter in effect pertaining to the Hotel or Tenant’s use thereof.  Tenant shall immediately provide Landlord a copy of any correspondence regarding or related to any of the foregoing.

4.8                                 Intellectual Property and Advertisements.    During the Hotel Lease Term, Tenant shall hold an assignment of the name, the service marks used in association with, the trademarks used by Landlord at, other indicia of source of services or goods relating to, the address of or other designation of the Hotel, including, the name “San Remo” and/or “San Remo Las Vegas Casino Resort”; provided, however, that Tenant shall not alter, modify or otherwise change the manner in which any such intellectual property rights are used at the Hotel without Landlord’s prior written approval.

Tenant shall refer to the Hotel under the name “SAN REMO LAS VEGAS CASINO RESORT” (the “Name”), or if the Hooters Renovation has commenced or is complete (at the discretion of the Landlord), then, any other name that Landlord may designate from time to time, in designating the location of the Hotel in all newspaper and other advertising and in all other references to the location of the Hotel, and list this location first in such advertising and include in all its newspaper advertising.  The rights granted herein to the Name include the right to use all related trademarks and/or service marks (collectively, the “Marks”), but do not include the right to use any of Landlord’s other trademarks and/or service marks.  Landlord makes no representation of any kind and gives no warranty of any kind, express or implied, as to the right of Tenant to use the Name or Marks or any portion thereof.  It is expressly agreed and understood by the parties hereto that any claim by any third party regarding the Name shall be the sole and complete responsibility of Tenant, and Landlord shall have no obligation of any kind, including but not limited to, any obligation to defend Tenant or to assist Tenant in its defense of any action with said third party.  Further, Tenant shall have no rights to register the Name or Marks or take any action against third parties regarding an alleged infringement of the Name or any part thereof.  The rights granted to Tenant pursuant to this Section 4 shall terminate upon the expiration of the Term or the earlier termination for breach of this Hotel Lease or termination of Landlord’s right to use the Name or Marks.  The rights granted herein shall not be assigned or sublicensed to any third party, other than in accordance with the provisions of this Section 4 or to the assignee or sublessee of Tenant’s interest in this Hotel Lease pursuant to a permitted assignment or sublease.   The prohibitions set forth in this Section 4.8 are for the benefit of and directly enforceable by Landlord.

4.9                                 Expenditures by Landlord.  Whenever under any provision of this Hotel Lease, Tenant shall be obligated to make any payment or expenditure, or to do any act or thing, or to incur any liability whatsoever, and Tenant fails, refuses or neglects to perform as herein required, Landlord shall be entitled, but shall not be obligated, to make any such payment or to do any such act or thing, or to incur any such liability, all on behalf of and at the cost and for the account of Tenant. In such event, the amount thereof with interest thereon at the Default Interest Rate shall constitute and be collectable as additional rent on demand.

4.10                           Contracts.  Tenant shall deliver, within 5 business days of receipt, a copy of any contract related to the operation of the Hotel and entered into after the Commencement Date, or any contract applicable to the Hotel Lease Term (provided, such contract was not previously disclosed to Landlord), which is not terminable upon thirty (30) days written notice without payment of any penalty or termination fee.

4.11                           Inspection of Records.  At any time during the Hotel Lease Term, Landlord shall have the right to enter the Hotel and inspect the books and records upon reasonable notice to Tenant of Landlord request therefor.

4.12                           Future Bookings.  Tenant shall not make any commitment to any third party for any room bookings for any date after December 31, 2005, without Landlord’s prior written consent to such booking contract.

4.13                           Condition and Maintenance of Resort.  In the event that the Hotel becomes a “Hooters Casino Hotel” prior to the Termination Date, Tenant acknowledges that the maintenance of Landlord’s reputation and the goodwill of all of Landlord’s guests and invitees is essential to Landlord and its Affiliates and that any impairment thereof whatsoever will cause great damage to Landlord and/or its Affiliates.  Tenant therefore covenants that if the Hotel becomes a “Hooters Casino Hotel” before the Termination Date, (a) Tenant shall operate the Hotel with honesty, integrity, quality and courtesy so as to maintain and enhance the reputation and goodwill of Landlord and the Resort; (b) Tenant shall monitor the performance of each of Tenant’s employees at the Hotel to insure that any standards required under any “Hooters” license or franchise agreements and the standards set forth in  this Section 8.1 are consistently maintained; and (c) Tenant and its officers, directors, shareholders, employees and agents will not conduct themselves in a manner which is contrary to the best interests of Landlord, nor in any manner that adversely affects or is detrimental to Landlord or its Affiliates, and will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, defamatory or otherwise not in the best interests of Landlord.  Provided, however, that in the event of any arbitration or any other legal proceeding between Landlord and Tenant, this Section 8.1 shall not apply to the documents, pleadings, and other instruments filed with the court or presented to the arbitrator or mediator.   Tenant further agrees, as a material inducement to Landlord to enter into this Hotel Lease, that repeated failure to maintain such standards or repeated valid complaints from customers or guests shall be deemed a Tenant Event of Default and a failure by Tenant to perform conditions and covenants of this Hotel Lease which cannot afterwards be performed.

SECTION 5

UTILITIES

5.1                                 Utilities.  Tenant shall, throughout the Hotel Lease Term, provide the Casino with all necessary and appropriate utility services (including, without limitation, gas, heat, electricity, other power, air conditioning, telephone service, grease trap cleaning, flora maintenance and preservation, oven and stove exhaust cleaning and air filter replacement services, premises cleaning service, interior window washing services, garbage disposal, and sewerage services.  Landlord shall also be responsible for and pay all connection or service fees or the cost of providing any meters in connection with such utilities.

5.2                                 Landlord services. Landlord reserves the right to stop any service when Landlord deems such stoppage necessary, whether by reason of accident or emergency, or for repairs or improvements or otherwise. Landlord shall not be liable for loss or injury however occurring, through or in connection with or incident to any stoppage of such services, except if a result of Landlord’s gross negligence or wilful misconduct. Landlord shall have no responsibility or liability for failure to supply any services or maintenance or to make any repairs when prevented from doing so by any cause beyond Landlord’s control. Landlord shall not be obligated to inspect the Hotel and shall not be obligated to make any repairs or perform any maintenance.

SECTION 6

INDEMNITY AND RELEASE

6.1                                 Tenant Indemnification.  Tenant shall defend, indemnify, save and hold the Landlord Parties, the Hotel and the Hotel leasehold estate created by this Hotel Lease free, clear and harmless from any and all Losses of any kind whatsoever in connection with, arising out of or by reason of any act, omission, negligence, misrepresentation or breach of warranty, including, without limitation, a breach of any representation or warranty by or of Tenant Parties while in, upon, about or in any way connected with the Hotel or its related property, the use by Tenant of any intellectual property or arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property whatsoever, occurring in, upon, about or in any way connected with the Hotel is related property or any portion thereof all of the foregoing, whether prior to, during or after the Hotel Lease Term and other than as a direct and entire result of any gross negligence or willful misconduct of Landlord or arising out of the Hooters Renovations. The foregoing obligation to indemnify shall include, but is not limited to, Landlord’s Losses from the first notice that any claim or demand is to be made or may be made. If by reason of any act or omission of Tenant, Landlord is made a party defendant in any legal proceeding concerning this Hotel Lease or the Hotel, then Tenant shall indemnify, defend and hold Landlord harmless from all Losses Landlord may incur by reason thereof

6.2                                 Hazardous Material.  Without limiting the foregoing, if any Hazardous Substance contamination, spill, leakage or other event occurs on or at or under the Hotel occurs as a result of any act or omission of Tenant Parties, then Tenant shall indemnify, defend and hold Landlord Parties harmless from any and all Losses suffered or incurred by the Landlord Parties, or any of them, which arise during or after the Term as a result of such contamination.  This Section 6.2 shall survive the expiration or termination of this Hotel Lease and shall not be diminished, voided or terminated, except as may be specifically agreed to by the parties in a separate written instrument dated after the date of any such expiration or termination.   Notwithstanding any provision to the contrary in this Section 6.2, with regard to a Hazardous Substance contamination, spill leakage or other event which occurs as a result of the Hooters Renovation,  Landlord assumes sole responsibility for all Losses suffered thereby and shall not be indemnified by any of the Tenant Parties for such Losses.

6.3                                 Limitations on Liability.  Landlord shall not be liable to Tenant or to any other person whatsoever for any Losses occasioned by falling plaster, electricity, plumbing, gas, water, steam, sprinkler or other pipe and sewage system, by the bursting, running or leaking of any tank, washstand, closet, waste or other pipes, or by water being upon or coming through the roof skylight, vent, trap door or otherwise for any reason whatsoever or for any damage arising from any acts or neglect of co-tenants or occupants of the Hotel or of adjacent property or of the public, including, but not limited to, breach of any lease or rules and regulations, nor shall Landlord be liable in damages or otherwise for any failure to furnish, or interruption of service of any utility.

6.4                                 Landlord Indemnification.  Landlord shall defend, indemnify, save and hold the Tenant Parties free, clear and harmless from any and all Losses of any kind whatsoever in connection with, arising out of or by reason of  the Hooters Renovation other than as a direct and entire result of any gross negligence or willful misconduct of Tenant. This obligation to indemnify shall include, but is not limited to Tenant’s Losses from the first notice that any claim or demand is to be made or may be made. If by reason of any act or omission of Landlord, Tenant is made a party defendant in any legal proceeding concerning this Hotel Lease or the Hotel, then Landlord shall indemnify, defend and hold Tenant harmless from all Losses Tenant may incur by reason thereof.

SECTION 7

INSURANCE

7.1                                 Tenant’s Insurance.  Tenant shall, at all times during the Hotel Lease Term, at its sole cost and expense, procure and maintain in full force and effect:

(a)                                  Commercial General Liability Insurance (including premises liability, productions/completed operations, personal injury, libel and slander, and contractual indemnity coverages) issued by a commercially reasonable insurance carrier doing business in the State of Nevada in a combined single limit policy in an amount not less than Twenty Million Dollars ($20,000,000.00) for each occurrence for bodily injury and property damage. All such insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons and loss of or damage to property contained in this Hotel Lease. Such limits shall apply solely to the Hotel, the advertising, promotion and publicity thereof and Tenant’s obligations under this Hotel Lease. Tenant shall submit all proposed deductibles or self-insured retentions to Landlord for Landlord’s prior approval in writing. Landlord and Landlord’s Affiliates as designated by Landlord shall be named as an additional insured (and at Landlord’s or its lender’s option, any other persons, firms or corporations reasonably designated by Landlord shall be additionally named insureds, subject to Tenant’s insurance underwriting approval) under each such policy of insurance which shall provide that Landlord (or other designated parties), although named as an insured, shall nevertheless be entitled to recovery thereunder for any Losses suffered by Landlord Parties by reason of Tenant’s negligence.

(b)                                 Commercial Automobile Liability insurance insuring against damage due to bodily injury or death of any person, or property damage arising out of the ownership, maintenance, or use of any motor vehicles whether owned, non-owned, hired, or leased. Tenant shall maintain limits of not less than One Million Dollars ($1,000,000.00) combined single limit per accident for bodily injury and property damage. Tenant shall submit all proposed deductibles or self-insured retentions to Landlord for Landlord’s prior approval in writing.

7.2                                 Tenant’s Property Insurance.  Tenant at all times during the Hotel Lease Term, at its sole cost and expense, shall maintain in full force and effect a policy or policies of Special Form ”All Risk” property insurance covering Tenant’s property, products, equipment and merchandise in, upon, or about the Hotel in an amount equal to one hundred percent (100%) of the current replacement cost of the property required to be insured. Landlord shall be the named loss payee under each such policy.

7.3                                 Business Interruption.  Tenant shall, at all times during the Hotel Lease Term, at its sole cost and expense, procure and maintain in full force and effect a policy of business interruption insurance in an amount not less than six (6) times the monthly rent then due hereunder.

7.4                                 Worker’s Compensation.  Tenant shall, at all times during the Hotel Lease Term, maintain and pay all sums to Tenant’s workers’ compensation insurance carrier, which such insurance carrier shall be licensed to conduct such business in the State of Nevada  in order to be in compliance with their worker’s compensation requirements or maintain adequate worker’s compensation insurance in the event of that Tenant is permitted to be self-insured, together with Employer’s Liability (Nevada Stop Gap) in an amount not less than One Million Dollars ($1,000,000.00) for each injury, accident or illness. If self-insured, Tenant shall submit at least fourteen (14) days prior to the Commencement Date and annually during the Hotel Lease Term thereafter a certificate of compliance to Landlord confirming that Tenant has fulfilled its self-insurance requirements.

7.5                                 Policy Requirements.   All policies required hereunder shall be with companies licensed to do business in Nevada and with a General Policyholder’s Rating of A- or better and a financial rating of VII or better in the most recent edition of Best’s Insurance Guide (or similar rating service if such guide is no longer published). Tenant shall deliver a certificate issued by the insurance carrier for each policy of insurance required to be maintained by Tenant hereunder together with a copy of each such policy and evidence of payment of all premiums shall be delivered to Landlord no later than fourteen (14) days after the Commencement Date, and as to policy renewals, no later than fifteen (15) days after the expiration of the terms of each such policy. Each of such certificates of insurance and each such policy of insurance required to be maintained by Tenant hereunder shall be from an insurer and in form and substance satisfactory to Landlord and shall expressly evidence insurance coverage as required by this Hotel Lease and shall contain an endorsement or provision requiring not less than thirty (30) days written notice to Landlord and all other named assureds prior to the cancellation, diminution in the perils insured against, or reduction of the amount of coverage of the particular policy in question. Tenant shall use reasonable efforts to disclose to Landlord, in writing, any deductibles, self-insured retentions, policy exclusions and/or limiting conditions at the time each such policy is delivered to Landlord. In addition to any policy premiums, Tenant shall pay for any deductibles and self-insured retentions, when and as due or demanded as the case may be.  In addition to the foregoing certificates, Tenant shall at all times during the term hereof furnish Landlord with a current certificate of worker’s compensation coverage.  Tenant shall provide Landlord with notice of any claim, potential claim, accident or injury, which such notice shall be delivered to Landlord no more than 3 business days after Tenant’s knowledge of the same, or the incident, whichever occurs first.

7.6                                 Hazardous Activities.  Tenant shall not use or occupy, or permit the Hotel to be used or occupied, in a manner which will increase the rates of fire or any other insurance for the Hotel. Tenant shall also not use or occupy, or permit the Hotel to be used or occupied, in a manner which will make void or voidable any insurance then in force with respect thereto, or which will make it impossible to obtain fire or other insurance with respect thereto.  If by reason of the failure of Tenant to comply with the provisions of this Section 7.6, the fire or any other insurance rates for the Hotel or be higher than they otherwise would be, Tenant shall reimburse Landlord, as additional rent, on the first day of the calendar month next succeeding notice by Landlord to Tenant of said increase, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such failure of Tenant.  Nothing in this Section 7.6 is intended to modify, limit or in any way omit any activities related to the normal operation of the Hotel, related amenities, facilities, activities and related hotel amenities and activities, or any special events customarily undertaken by the Landlord in the operation of the Hotel and related amenities and facilities.

7.7                                 Waiver of Subrogation.  Each party hereby waives subrogation and any and all rights of recovery from the other, its officers, agents and employees for any loss or damage, including consequential loss or damage, caused by any peril or perils (including negligent acts) enumerated in their insurance actually carried or required to be carried pursuant to this Hotel Lease and to the extent of such insurance coverage or required coverage, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof to the extent of such insurance coverage or required coverage.

7.8                                 Coverage.  All policies shall be written as primary policies and not contributing with or in excess of the coverage, if any, which Landlord may carry. Any other provision contained in this Section 7 or elsewhere in this Hotel Lease notwithstanding, the amounts of all insurance required hereunder to be paid by Tenant shall be not less than an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer.   If Tenant does not maintain the required insurance during the Hotel Lease Term, Landlord may treat such failure, without limiting Landlord’s rights or remedies, as a material breach by Tenant, and/or Landlord may obtain insurance to insure Tenant (provided this shall be at Landlord’s election, without according Tenant any cure period for such breach) according to Landlord’s standard insurance requirements (it being agreed without limiting Tenant’s liability for such failure, that Tenant shall also be liable to Landlord for all costs and premium expenses incurred by Landlord for such coverage, if any).  No insurance carried by Tenant under this Section 7 shall be self-insured.   Each policy shall have a “terrorism” clause, meaning that each policy referenced in this Section 7 shall not provide that “terrorism” is an excuse to not pay any insurance proceeds that may be payable.

7.9                                 Additional Coverages.  If it does not currently have the following insurance coverages, Tenant shall obtain the following coverages, subject to this Section 7, no later than July 15, 2004:

(a)                                  Employment Practices and Liability.

(b)                                 Crime insurance, to protect against embezzlement, fraud, theft, etc.

SECTION 8

TAXES

8.1                                 Taxes on Hotel and Entertainment Taxes.  Tenant shall pay before delinquency all taxes, assessments, license fees and other charges levied or assessed against the Hotel, or any portion thereof, during the Hotel Lease Term or if any such amount is or becomes due and payable arising from the period of time that Tenant was the tenant of the Hotel, including, without limitation, any gross revenue fee or tax and any entertainment tax, any “Live Entertainment Tax” (“LET”) or other similar tax, imposition, fee or surcharge.   Tenant agrees that it will collect any applicable LET associated with the sale of food, beverage, merchandise or entertainment from the Hotel and will pay the same to the taxing authority on a timely basis, or if not permitted to pay the same directly, shall remit the LET due to Landlord no later than the 10th day of the month following the month in which the taxable sales occurred. Tenant shall make all documents containing information relative to the computation of the LET available for inspection upon notice by representatives of Landlord and any Governmental and Regulatory Authorities.  To the extent any LET was unpaid, collected incorrectly or underpaid, Tenant shall remain obligated to pay any such amounts and to correct, modify, amend or report, notwithstanding any termination or expiration of the Hotel Lease Term, this obligation shall continue beyond the Termination Date. Tenant shall be liable for any and all LET, interest and penalties found to be payable in connection with the sale of food, beverage, merchandise or entertainment from the Hotel as a result of understated taxable revenues, insufficiency of records or, if Tenant is permitted to pay the LET directly to the taxing authority, untimely payment of the LET. If Tenant is not permitted to pay the LET directly to the taxing authority, then, if Tenant has timely remitted the payment to Landlord as required in this Section 8.1, Tenant shall not be liable for the untimely payment of the LET to the taxing authority.

8.2                                 Payment of Taxes.  If Landlord receives a bill or other notification of any taxes, fees or impositions related to the Hotel, it shall notify Tenant thereof and furnish Tenant a copy of the same.  Tenant shall pay the taxes no later than the taxing authority’s delinquency date or ten (10) days after receipt of a copy of the tax bill, whichever is later.  If permitted by applicable law, Tenant may pay any tax in installments as determined by Tenant in Tenant’s reasonable business judgment.

8.3                                 Proration.  Property taxes shall be prorated for any partial tax year.

8.4                                 Other Taxes.   If at any time during the Hotel Lease Term, under the laws of the United States, Nevada or any political subdivision thereof, a tax or excise on rents or other tax (except income tax), however described, is levied or assessed by the Untied States, Nevada or said political subdivision against Landlord on account of any rent reserved under this Hotel Lease, the Hotel, or any use of the Hotel by Tenant, all such tax or excise on rents or other taxes shall be paid by Tenant.  Whenever Landlord shall receive any statement or bill for any such tax or shall otherwise be required to make any payment on account thereof, Tenant shall pay the amount due hereunder.

SECTION 9

CONDEMNATION OR EMINENT DOMAIN

9.1                                 Award.  Should the whole or any part of the Hotel be condemned or taken by a competent authority for any public or quasi-public purpose, all awards payable on account of such condemnation and taking shall be payable to Landlord, and Tenant hereby waives any and all interest therein.

9.2                                 Taking.   If the whole of the Hotel shall be so condemned and taken, then this Hotel Lease shall terminate upon such taking. If greater than ten percent (10%) of the floor space of the Hotel is condemned or taken or if by reason of any condemnation or taking and the remainder of the Hotel will not be reasonably adequate for the operation of the Hotel, either Landlord or Tenant shall have the option to terminate this Hotel Lease by notifying the other party hereto of such election in writing within thirty (30) days after such taking. If by such condemnation and taking ten percent (10%) or less of the Hotel has been taken and the remainder is one undivided parcel, or if a part only of the Hotel is taken and the remaining part thereof is suitable for the purposes for which Tenant has leased said premises, this Hotel Lease shall continue in full force and effect, but the Rent shall be reduced in an amount equal to that proportion of the Rent which the floor space of the portion taken bears to the total floor space of the Hotel. In the event a partial taking does not terminate this Hotel Lease, Tenant, at Tenant’s expense, shall make repairs and restorations to the remaining premises and shall also repair or replace its stock in trade, fixtures, furniture, furnishings, floor coverings and equipment, and Tenant, at Tenant’s expense, shall make repairs or replace its stock in trade, inventory, fixtures, furniture and equipment, and if Tenant has closed shall promptly reopen for business. If any part of the resort of which the Hotel is a part shall be so taken or appropriated, Landlord shall have the right, at its option to terminate this Hotel Lease by notifying Tenant within one (1) month of such taking.

9.3                                 Deed-in-Lieu.  For the purposes hereof a deed in lieu of condemnation shall be deemed a taking.

SECTION 10

DESTRUCTION OF PREMISES

10.1                           Termination by Landlord.  In the case of total destruction of the Hotel, or any portion thereof substantially interfering with Tenant’s use of the Hotel, whether by fire or other casualty, not caused by the fault or negligence of Tenant, any of Tenant’s customers or business invitees, this Hotel Lease shall terminate except as herein provided. If Landlord notifies Tenant in writing within thirty (30) days of such destruction of Landlord’s election that Tenant repair said damage, then Tenant shall proceed to and shall repair such damage with reasonable dispatch, this Hotel Lease shall not terminate, but shall continue in full force and effect; provided, however, that Tenant shall only be obligated to repair such damage to the extent of any insurance proceeds received for such damage.  In the event that insurance proceeds are not sufficient to return the Hotel to a condition necessary to continue business operations in the same manner as immediately preceding such damage or destruction, then notwithstanding Landlord’s election to have such damages repaired, this Hotel Lease shall terminate.   Except as provided in the preceding sentence, Tenant’s failure to repair pursuant to Landlord’s election and notice to Tenant that Tenant commence such repairs, shall be a Tenant Event of Default (as defined in Section 12.1 of this Hotel Lease).   In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by labor disputes, civil commotion, war, warlike operations, terrorism invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any materials or services, acts of God and other causes beyond Tenant’s control. If this Hotel Lease is terminated pursuant to this Section 10.1 and if Tenant is not in default hereunder, rent shall be prorated as of the date of termination and all rights and obligations hereunder shall cease and terminate.

10.2                           Damage by Tenant.  Notwithstanding the foregoing provisions of Section 10.1, in the event the Hotel, or any portion thereof, shall be damaged by fire or other casualty due to the fault or negligence of Tenant Parties, its customers or business invitees, then, without prejudice to any other rights and remedies of Landlord, this Hotel Lease shall not terminate, the damage shall be repaired by Tenant, and there shall be no apportionment or abatement of any rent.

10.3                           Damage to Hotel.  In the event of any damage not limited to, or not including, the Hotel, such that the Hotel is damaged to the extent of ten percent (10%) or more of the cost of replacement, either Landlord or Tenant may elect to terminate this Hotel Lease upon giving notice of such election in writing to the other within thirty (30) days after the occurrence of the event causing the damage.

10.4                           Repair Obligations.  The provisions of this Section 10 with respect to repair by Tenant shall be limited to such repair as is necessary to place the Hotel in the same condition as of the Commencement Date herein and when placed in such condition the Hotel shall be deemed restored and rendered tenantable promptly following which time Tenant, at Tenant’s expense shall repair or replace its stock in trade, fixtures, furniture, furnishings, floor coverings and equipment, and if Tenant has closed, Tenant shall promptly reopen for business.

10.5                           Insurance Proceeds.  All insurance proceeds payable under any fire, and/or rental insurance shall be payable to Landlord and Tenant and Landlord shall sign such proceeds over to Tenant provided that Lessee is proceeding with all due diligence with the necessary repairs or reconstruction.  Tenant shall in no case be entitled to compensation for damages on account of any annoyance or inconvenience in making repairs under any provision of this Hotel Lease. Except to the extent provided for in this Section 10, neither the rent payable by Tenant nor any of Tenant’s other obligations under any provision of this Hotel Lease shall be affected by any damage to or destruction of the Hotel or any portion thereof by any cause whatsoever.

SECTION 11

ASSIGNMENT AND SUBLETTING

Tenant shall not voluntarily assign, mortgage or transfer or encumber its interest in the Hotel Lease, in whole or in part.  Any such assignment shall be null and void and shall constitute a “Tenant Event of Default” which shall entitle Landlord to immediately terminate, without any other notice or cure period, notwithstanding any other term of this Hotel Lease.

SECTION 12

EVENTS OF DEFAULT AND REMEDIES

12.1                           Tenant Event of Default.  The occurrence of any one or more of the following shall constitute a “Tenant Event of Default”:

(a)                                  Tenant’s failure to pay Rent or any other amounts due to Landlord or any other third party when and as due, if such failure continues for five (5) days; or

(b)                                 Subject to any other default provision set forth elsewhere in this Hotel Lease which does not require notice or a cure period, Tenant shall fail to perform any other provision of this Hotel Lease or the Casino Lease to be performed by Tenant, if such failure continues for thirty (30) days after written notice of the same has been given to Tenant (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this Hotel Lease if Tenant commences to cure such default during such 30-day period and proceeds diligently to cure the default);  or

(c)                                  Tenant shall fail to possess at all times during the Hotel Lease Term all necessary licenses for the operation of a Hotel.

12.2                           Remedies Upon Tenant Default.  Upon the occurrence of a Tenant Event of Default, Landlord may terminate Tenant’s right to possession of the Hotel by giving notice to Tenant of the same, whereupon this Hotel Lease shall terminate. Landlord also may sue for damages.  The remedies afforded to Landlord by this Hotel Lease shall be cumulative and in addition to any one or more remedies now or later available by law.

12.3                           Landlord Event of Default.  The occurrence of a failure of to perform any other provision of this Hotel Lease or the Casino Lease to be performed by Landlord shall be a “Landlord Event of Default” hereunder if such failure continues for thirty (30) days after written notice of the same has been given to Landlord (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Landlord shall not be in default of this Hotel Lease if Landlord commences to cure such default during such 30-day period and proceeds diligently to cure the default).

12.4                           Remedies Upon Landlord Default.  Upon the occurrence of a Landlord Event of Default, Tenant may terminate this Hotel Lease and/or sue for damages.  The remedies afforded to Tenant by this Hotel Lease shall be cumulative and in addition to any one or more remedies now or later available by law.

12.5                           Late Payments.  Should either Landlord or Tenant fail to pay the other any sum  when due hereunder, such amount shall bear interest at the Default Interest Rate.  In addition, should either Landlord or Tenant fail to pay the other any amount due hereunder within ten (10) days after the same is due, the defaulting party shall pay to the other an amount equal to five percent (5%) of such late payment in order to compensate such non-defaulting party for the damages it may suffer as the result of such late payment.

12.6                           No Waiver.  The waiver by Landlord of any default or breach of any of the terms, covenants or conditions of this Hotel Lease on the part of Tenant to be kept and performed shall not be a waiver of any preceding or subsequent breach of this Hotel Lease or any other term, covenant or condition contained herein.  The subsequent acceptance of rent or any other payment hereunder by Tenant to Landlord shall not be construed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Hotel Lease other than the failure of Tenant to pay particular rental or other payments or portion thereof so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rental or other payment.  No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein provided shall be deemed to be other than on account of the earliest rent due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in or under this Hotel Lease.  The consent by Landlord to any matter or event requiring Landlord’s consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.  This Section 12.5 may not be waived.

SECTION 13

TERMINATION, INSOLVENCY AND DEATH

13.1                           Termination.  Subject to the Operating Agreement and Nevada Gaming Authorities, Landlord shall have the right to terminate this Hotel Lease at any time by giving Tenant thirty (30) days’ notice prior to the termination date of its intention to terminate.

13.2                           No Transfer.  It is understood and agreed that, except as provided in this Hotel Lease or as provided for in the Operating Agreement or JVA, neither this Hotel Lease nor any interest herein or hereunder, nor any estate hereby created in favor of Tenant, shall pass by operation of law under any state or federal insolvency, bankruptcy or inheritance act, or any similar law now or hereafter in effect, to any trustee, receiver, assignee for the benefit of creditors, heir, legatee, devisee, or any other person whomsoever without the express written consent of Landlord first had and obtained therefor.   Notwithstanding the aforementioned, Landlord and Tenant each hereby consents to a transfer of this lease to the Notes Trustee upon the occurrence of an “Event of Default” (as defined in the Indenture).

13.3                           Bankruptcy.  Landlord and Tenant hereby acknowledge and recognize that Section 365 of Title 11 of the United States Code (the “Bankruptcy Code”) provides that a debtor-in-possession or a trustee, with court approval, may assume or reject an unexpired lease, and that in a case under Chapter 11 of the Bankruptcy Code may order the trustee or debtor-in-possession to determine within a specified period of time whether to assume or reject such unexpired lease. Because of the fact that time is of the essence to this Hotel Lease, Tenant expressly covenants, agrees and bargains to file or cause to be filed a motion either to assume or reject this Hotel Lease within forty-five (45) days of the filing of a voluntary petition under the Bankruptcy Code or the entry of an order for relief in the event of the filing of an involuntary petition. Landlord and Tenant further recognize that Section 365 of the Bankruptcy Code provides for the assumption and assignment, subject to court approval, of unexpired leases. Court approval of such assumption and assignment may be pre-conditioned upon, among other things, the provision of adequate assurance of future performance. In view of the foregoing, Landlord and Tenant agree that the following, and each of them, specifically and without limiting Tenant’s obligations to continue to perform all of the terms of this Hotel Lease, are conditions and covenants the fulfillment of which are necessary to provide Landlord with adequate assurance of future performance:

(a)                                  the assumption and assignment of this Hotel Lease will not breach any provision, such as a radius, location or use provision, in any other lease, financing agreement or other agreement relating to, arising out of or intrinsic to the Resort;

(b)                                 the proposed assignee will not use the Hotel in violation of the terms of this Hotel Lease;

(c)                                  the proposed assignee will, in Landlord’s reasonable opinion, be a suitable tenant for the Resort;

(d)                                 the proposed assignee will have adequate financial resources to pay all rent and other consideration due under the provisions of this Hotel Lease and in order to assume all other obligations of Tenant under this Hotel Lease.

SECTION 14

LANDLORD TRANSFER / SUBORDINATION AND ATTORNMENT

14.1                           Subordination.  This Hotel Lease is and shall be subject and subordinate in all respects to any mortgage or deed of trust granted by Landlord to a lender on or after the date of this Hotel Lease and Tenant shall execute and deliver to any such lender such documentation such lender may reasonably require to evidence the subordination of this Hotel Lease.

14.2                           Attornment.   Tenant shall, in the event any proceedings are brought for the foreclosure of the Resort or Hotel or in the event of exercise of the power of sale under any mortgage covering the Hotel or Resort, or termination of any ground lease, attorn to the purchaser upon any such foreclosure or sale, and recognize such purchaser as the Landlord under this Hotel Lease.

14.3                           Landlord’s Transfer.    Subject to the Operating Agreement, it is agreed that Landlord may at any time assign or transfer its interest as Landlord in and to this Hotel Lease, or any part thereof; and may at any time sell or transfer its interest in the fee of the Hotel, or its interest in and to the whole or any portion of the Hotel, without Tenant’s approval.

SECTION 15

DISPUTE RESOLUTION

If any controversy or claim between the Parties, other than Landlord’s claim of unlawful detainer or a proceeding for summary eviction for failure to pay Minimum Rent, arises out of this Hotel Lease, and the Parties are unable to agree by direct negotiations, the Parties shall promptly mediate any such disagreement or dispute under the Commercial Mediation Rules of the American Arbitration Association. If the Parties are unable to resolve such disagreement or dispute through mediation, then such disagreement or dispute (excluding an action by Landlord in unlawful detainer or summary proceeding, as provided above) shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

The arbitrators shall be appointed under the Commercial Arbitration Rules of the American Arbitration Association. As soon as the panel has been convened, a hearing date shall be set within twenty-one (21) days thereafter. Written submittals shall be presented and exchanged by both Parties ten (10) days before the hearing date, including reports prepared by experts upon whom either party intends to rely. At such time the Parties will also exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing.  Tenant shall cooperate with Landlord to provide any documents, reports, agreements  or other relevant instruments that the Tenant has in its records related to the arbitration and the arbitrator shall compel Tenant to provide any such information, reports, documents or agreements if the Tenant does not comply with any such request therefor by Landlord within a 3 day period.  Each of the Parties shall also make its respective experts available for deposition by the other party prior to the hearing date. The hearings shall be concluded no later than five (5) days after the initial hearing date. The arbitrators shall make their award within ten (10) business days after the conclusion of the hearing. In the event of a three-member panel, the decision in which two (2) of the members of the arbitration panel concur shall be the award of the arbitrators.  Except as otherwise specified herein, there shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrators, who shall authorize only such discovery as is shown to be absolutely necessary to insure a fair hearing and no such discovery or motions permitted by the arbitrators shall in any way conflict with the time limits contained herein.  The arbitrators shall not be bound by the rules of evidence or civil procedure, but rather may consider such writings and oral presentations as reasonable businessmen would use in the conduct of their day-to-day affairs, and may require the Parties to submit some or all of their presentation as the arbitrators may deem appropriate. It is the intention of the Parties to limit live testimony and cross-examination to the extent absolutely necessary to insure a fair hearing to the Parties on the significant matters submitted to arbitration. The Parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.  The arbitrators shall have the discretion to award the respective attorneys’ fees of each party between the Parties as they see fit.  That parties shall equally share the cost of the arbitration and any arbitrators fees.  Judgment upon the award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof  Notwithstanding the Parties’ agreement to mediate or arbitrate their disputes as provided herein, any Party may seek emergency relief in any court of competent jurisdiction in Clark County,

Nevada, without waiving the right to arbitrate.  The arbitrators shall make their award in accordance with applicable law and based on the evidence presented by the Parties, and at the request of either party at the start of the arbitration, shall include in their award findings of fact and conclusions of law supporting the award.  Any award arising from such arbitration shall be appealable to a court of competent jurisdiction in the State of Nevada.  Nothing contained herein is intended to, nor shall, limit Landlord’s right to pursue any action in unlawful detainer in the case of an Event of Default by Tenant.

SECTION 16

MISCELLANEOUS

16.1                           Governing Law.  The laws of the State of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Agreement.  Any lawsuit to interpret or enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the County of Clark, State of Nevada.

16.2                           Severability.  The unenforceability, invalidity or illegality of any provision hereof shall not affect the enforceability, validity or legality of any other provision hereof, and any such unenforceable, invalid or illegal provision shall be limited only to the extent necessary to conform to applicable law and so as most closely carry out the intent of the parties hereto as expressed herein.

16.3                           Construction.  No provision of this Hotel Lease shall be construed in favor of or against either party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which such provision or any other provision of this Hotel Lease is inconsistent with any prior draft hereof.

16.4                           Captions.  The captions of the Sections of this Hotel Lease have been inserted for convenience only, and shall not be used in any way to modify, construe or otherwise affect this Agreement.  All references to Sections hereof include all subsections of such Sections.

16.5                           Notices.  Any and all notices that either party hereto desires or is required to give to the other party pursuant to this Hotel Lease shall be in writing and delivered in person, sent by overnight courier (with confirmation of delivery) or sent by express, certified or priority U.S. mail postage prepaid, any of which such methods shall have a confirmed delivery and require signature, addressed as follows:

If to Landlord:	155 East Tropicana, LLC
c/o 107 Hampton Road, Suite 200
Clearwater, Florida 33759
Attn: Neil Kiefer

If to Tenant:	115 East Tropicana Avenue
Las Vegas, Nevada 89109

or to such other person or place as either party hereto my designate in writing in the manner provided herein for giving notice.  Each such notice so delivered, sent by courier or mailed shall be deemed delivered when personally delivered, or when received, as evidenced by a copy of the signed confirmed delivery receipt.

16.6                           Successors in Interest.  Subject to Section 10 of this Hotel Lease, the provisions of this Hotel Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any right or remedy under or by reason of this Hotel Lease.

16.7                           No Merger.  The voluntary or other surrender of this Hotel Lease by Tenant or actual termination or other cancellation thereof shall not work a merger, and shall, and Landlord’s sole option, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of all rights of Tenant under or pursuant to such subleases or subtenancies.

16.8                           Attorneys’ Fees.  Except as specifically provided in Section 15, in any action or proceeding to enforce the terms of this Agreement or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages its attorneys’ fees and costs incurred, whether or not the action is reduced to judgment.  For the purposes of this provision, the “prevailing party” shall be that party who has been successful with regard to the main issue, even if that party did not prevail on all the issues.

16.9                           Counterparts.  This Hotel Lease may be entered into in more than one counterpart, each of which shall be deemed an original when executed, and which together shall constitute but one and the same Lease.

16.10                     Integration.  This Hotel Lease contains all of the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof, and no representation, warranty or agreement not specifically made herein shall be deemed to exist or to bind any of the parties hereto with respect to the subject matter hereof.

16.11                     Amendments.  This Hotel Lease may not be amended or supplemented except by a writing signed by the party or parties to be bound thereby.  Tenant and Landlord agree to amend this Hotel Lease if and as required by Nevada law so long as such amendment does not materially affect any right or obligation contained in this Hotel Lease.  Without limiting the generality of the foregoing, any change to the amount, manner or time of any payment due hereunder shall be deemed material.

16.12                     Estoppel Certificates.  Tenant agrees that within ten (10) days of any demand therefor by Landlord, Tenant will execute and deliver to Landlord and/or Landlord’s designee a recordable certificate stating that this Hotel Lease is unmodified and in full force and effect, such defenses or offsets as are claimed by Tenant, if any, the date to which all rentals have been paid, and such other information concerning the Hotel Lease, the Hotel and Tenant, as Landlord or said designee may request.

16.13                     Force Majeure.  Whenever a day is appointed herein on which, or a period of time is appointed in which, either party is required to do or complete any act matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is unreasonably interfered with, the doing or completion of such act, matter or thing because of labor disputes, civil commotion, war, warlike operation, terrorism, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any materials, or to obtain fuel or energy, weather or other acts of God, or other causes beyond such party’s reasonable control (financial inability excepted); provided, however, that nothing contained herein shall excuse Tenant from the prompt payment of any rent or charge required of Tenant hereunder. Tenant agrees that a recognitional or informational picket line shall not be deemed a force majeure event.

Signature Page to Amended and Restated Hotel Lease between

155 E Tropicana, LLC and Eastern & Western Hotel Corporation

IN WITNESS WHEREOF, the parties hereto have executed this Hotel Lease as of the date first written above.

“TENANT”

EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation

By:	/s/ Michael J. Hessling
Name:	Michael J. Hessling, Executive Vice-President

“LANDLORD”
155 EAST TROPICANA, LLC, a Nevada limited liability company
By:	EW Common LLC, a Nevada limited liability company
Its:	Member
	By:	Eastern & Western Hotel Corporation, a Nevada corporation
	Its:	Manager

		By:	/s/ Michael J. Hessling
		Name:	Michael J. Hessling, Executive Vice-President

By:	Florida Hooters LLC, a Nevada limited liability company
Its:	Member
	By:	Hooters Gaming LLC, a Nevada limited liability company
	Its:	Member
		By:	HG Casino Management, Inc., a Nevada corporation
		Its:	Manager

			By:	/s/ Neil Kiefer
			Name:	Neil Kiefer, President

	By:	Lags Ventures, LLC, a Nevada limited liability company
	Its:	Member

		By:	/s/ Dave Lageschulte
Dave Lageschulte, Sole Member

Exhibit ”A”

Description / Depiction of Hotel Property subject of the Hotel Lease

(to be attached)